Exhibit 99.1

For Further Information Contact:
David Renauld
Vice President, Corporate Affairs

(413) 584-1425

FOR IMMEDIATE RELEASE

TERABEAM FORECASTS PROFITABILITY IN FOURTH QUARTER 2005

SAN JOSE, CA, January 10, 2006 - Terabeam, Inc. (NASDAQ:TRBM), a leading developer and supplier of broadband wireless solutions, today provided updated guidance for its expected financial results for the fourth quarter 2005. The company currently believes that revenue for the fourth quarter will be in the upper range of the previously-provided guidance of $23 to $27 million. In addition, the company currently believes that it will be both profitable on a net income basis and cash-flow positive for the fourth quarter 2005.

The updated guidance contained in this press release is based on information currently available to the company and is subject to change based on the completion of the company’s financial statements and the related audit of its year-end financial results. The company expects to release its fourth quarter and full year 2005 financial results in late February or early March 2006.

About Terabeam
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc. Proxim Wireless Corporation is a global leader in providing Wi-Fi and other broadband wireless solutions to meet the performance, scalability, and security requirements of enterprises, government, and service providers. Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with operational markets in Denver and Aurora, Colorado and San Diego, California. Additional information about the company can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at 413-584-1425 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Terabeam’s actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the completion of Terabeam’s financial statements for the quarter and year ended December 31, 2005 and related audit of those financial statements; difficulties in predicting Terabeam’s future financial performance; risks arising from and relating to Terabeam’s recent acquisition of Proxim Corporation’s operations, assets, and relationships, including without limitation risks and effects of patent infringement claims and related litigation; and the impacts and effects of any other strategic transactions Terabeam may evaluate or consummate. Further information on these and other factors that could affect Terabeam’s actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in its other public statements.